Exhibit 15.0

ACKNOWLEDGEMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Audit Committee
PrivateBancorp, Inc.

We are aware of the incorporation by reference in the following documents of our report dated November 7, 2006 relating to the unaudited consolidated interim financial statements of PrivateBancorp, Inc. that are included in its Form 10-Q for the quarter ended September 30, 2006:

•	Registration Statement (Form S-8 No. 333-132509) pertaining to the PrivateBancorp, Inc. Savings, Retirement & Employee Stock Ownership Plan

•	Registration Statement (Form S-8 No. 333-124427) pertaining to the PrivateBancorp, Inc. Incentive Compensation Plan

•	Registration Statement (Form S-8 No. 333-104807) pertaining to the PrivateBancorp, Inc. Incentive Compensation Plan and the PrivateBancorp, Inc. Deferred Compensation Plan

•
Registration Statement (Form S-8 No. 333-43830) pertaining to the PrivateBancorp, Inc. Amended and Restated Stock Inventive Plan and the PrivateBancorp, Inc. Savings and Retirement Plan (formerly known as The PrivateBank and Trust Company Savings and Retirement Plan)

•	Registration Statement (Form S-8 No. 333-82289) pertaining to the PrivateBancorp, Inc. Amended and Restated Stock Incentive Plan

•	Registration Statement (Form S-4 No. 333-137560) of PrivateBancorp, Inc.

/s/ ERNST & YOUNG LLP

Chicago, Illinois
November 7, 2006